Exhibit 10.5

PUT AGREEMENT

This Put  Agreement (this “Agreement”), is made and entered as of [DATE], by and between iSun, Inc., a Delaware corporation (the “Company”),  and [STOCKHOLDER NAME] (the “Stockholder”).

WHEREAS, the Stockholder is being issued shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value (the “Common Stock”), in connection with that certain Agreement and Plan of Merger between the Company, iSun Residential, Inc., a Delaware corporation, iSun Residential Merger Sub, Inc., a Delaware corporation, and Solar Communities, Inc., a Vermont benefit corporation, dated [DATE] (the “Merger Agreement”);

WHEREAS, the Stockholder desires to have the right to sell to the Company all of the Shares, and the Company desires to grant such right to the Stockholder, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.          Grant of Put.

(a)          Right to Sell. Subject to the terms and conditions of this Agreement, at any time on or after the date of this Agreement, the Stockholder shall have the right (the “Put Right”), but not the obligation, to cause the Company to purchase all or any portion of the Shares at the Put Purchase Price (as defined in Section 2 of this Agreement). The Put Right shall expire at 5:00 p.m. ET on the 10th business day following the date that last of the following events have occurred: (i) registration of the Shares on Form S-3 is declared effective by the United States Securities and Exchange Commission, (ii) delivery to and acceptance by the Exchange Agent of all legal opinions, letters of instructions and audits required to remove any and all restricted legends on the Shares (iii) removal of any and all restricted legends on the Shares and (iv) the Shares are registered and freely tradeable by Stockholders on the NASDAQ without restriction.

(b)          Procedures.

(i)          If the Stockholder desires to sell the Shares pursuant to Section 1(a), the Stockholder shall deliver to the Company a written, unconditional and irrevocable notice (the “Put Exercise Notice”) exercising the Put Right.

(ii)          By delivering the Put Exercise Notice, the Stockholder represents and warrants to the Company that (A) the Stockholder has full right, title and interest in and to the Shares, (B) the Stockholder has all the necessary power and authority and has taken all necessary action to sell such Shares as contemplated by this Section 1, and (C) the Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement.

(iii)          Subject to Section 1(c) below, the closing of any sale of Shares pursuant to this Section 1 shall take place on the earlier of (i) 60 days following receipt by the Company of the Put Exercise Notice or (ii) December 31, 2021. The Company shall give the Stockholder at least 10 days’ written notice of the date of closing (the “Put Right Closing Date”).

(c)          Consummation of Sale. The Company will pay the Put Purchase Price for the Shares by certified or official bank check or by wire transfer of immediately available funds on the Put Right Closing Date. If for any reason Company fails to pay the Put Purchase Price on the Put Right Closing Date interest will accrue on a daily basis on the unpaid Put Purchase Price beginning on the day of the Put Right Closing Date at the lesser of: (1) 18% per annum or (2) the maximum rate of interest permitted by applicable law, until such time as the Put Purchase Payment plus all accrued interest thereon has been paid to Stockholder (as applicable, “Default Interest”). Notwithstanding anything to the contrary, such Default Interest shall be payable in addition to the Put Purchase Price as consideration for the Shares that are the subject of the Put Exercise Notice.

(d)          Cooperation. The Company and the Stockholder each shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e)          Closing. At the closing of any sale and purchase pursuant to this Section 1, the Stockholder shall deliver to the Company a certificate or certificates representing the Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Put Purchase Price.

(f)          Representations and Warranties of Company

(i)          Authority. The Company has full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and is legal, valid, binding and enforceable upon and against the Company.

(ii)          No Conflict; Required Filings and Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate any provision of the organization documents of the Company; (b) violate any law applicable to the Company; (c) conflict with, create a breach or default under, or require any consent of or notice to any third party pursuant to, any contract, agreement, license, permit or other instrument to which the Company is a party; or (d) require any consent or approval of, registration or filing with, or notice to any governmental authority.

2.          Put Purchase Price.

(a)          In the event Stockholder exercises the Put Right hereunder, the purchase price per share at which the Company shall be required to purchase the Put Shares (the “Put Purchase Price”) shall be equal to the Stock Consideration Per Share Price of the “Stock Consideration,” as those terms is defined in the Merger Agreement.

3.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3).

If to the Company:	iSun, Inc. 400 Avenue D, Suite 10 Williston, VT 05495 Attn: Jeffrey Peck, CEO E-mail: jeff@isunenergy.com

with a copy to:	Merritt & Merritt 60 Lake Street, Second Floor PO Box 5839 Burlington, VT 05402 Attention: H. Kenneth Merritt, Jr., Esq. Email: kmerritt@merritt-merritt.com

If to the Stockholder:	[STOCKHOLDER ADDRESS] Facsimile: [FAX NUMBER] E-mail: [E-MAIL ADDRESS] Attention: [STOCKHOLDER NAME/TITLE OF OFFICER TO RECEIVE NOTICES]

with a copy to:	[STOCKHOLDER LAW FIRM] Facsimile: [FAX NUMBER] E-mail: [E-MAIL ADDRESS] Attention: [ATTORNEY NAME]

4.          Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

5.          Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company and (b) the Stockholder may assign its rights and obligations hereunder to any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder. Any attempted transfer or assignment in violation of this Section 5 shall be void.

6.          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

7.          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.          Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Vermont in each case located in the State of Vermont, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.          Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.

12.          Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals..

13.          Specific Performance. Stockholder, in addition to being entitled to exercise all rights and pursue all remedies granted by law and equity, including recovery of damages and collection of the Put Purchase Price and Default Interest thereon, shall be entitled to specific performance of its rights provided under this Agreement, without the requirement of posting of any bond. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by the Company of the provisions of this Agreement and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

14.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15.          No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Put Option Agreement on the date first written above.

iSun, Inc.

By
Name: Jeffrey Peck
Title: Chief Executive Officer

[STOCKHOLDER NAME]

[By	]
[Name:]
[Title:]